Exhibit 10.76

ANESIVA, INC.

AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND

SEVERANCE BENEFIT PLAN

SECTION 1. INTRODUCTION.

The Anesiva, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”) has been established effective July 29, 2005 (the “Effective Date”) and amended March 31, 2008 and January 20, 2009. The purpose of the Plan is to provide for the payment to certain eligible executive employees of Anesiva, Inc. (the “Company”) of certain benefits in the event of a Change in Control (as such term is defined below) as well as severance benefits in the event that such employees are subject to qualifying employment terminations in connection with a Change in Control. This Plan shall supersede any change in control or severance benefit plan, policy, or practice previously maintained by the Company, other than an individually negotiated contract or agreement with the Company relating to change in control or severance benefits that is in effect on the effective date of a Change in Control or an employee’s termination date which provides benefits that the Plan Administrator (as such term is defined below), in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such employee’s change in control benefit or severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan. This Plan shall not supersede any benefit provided pursuant to an equity compensation plan or program maintained by the Company. This document also constitutes the Summary Plan Description for the Plan.

SECTION 2. DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a) “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Covered Termination.

(b) “Board” means the Board of Directors of Anesiva, Inc.

(c) “Change in Control” means the occurrence of any one or more of the following events:

(i) any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of the Company representing in the aggregate more than fifty percent (50%) of the Company’s issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of the Company by any holder or holders thereof representing in the aggregate more than fifty percent (50%) of the issued and outstanding voting securities of the Company;

(ii) a merger, consolidation, reorganization, recapitalization or share exchange (whether or not the Company is the surviving and continuing entity) in which the stockholders or equityholders of the Company immediately prior to such transaction receive, in exchange for securities of the Company owned by them (whether alone or together with cash, property or other securities), cash, property or securities of the resulting or surviving entity and as a result thereof persons who were holders of voting securities of the Company immediately prior to such transaction hold less than fifty percent (50%) of the issued and outstanding capital stock of the resulting or surviving entity entitled to vote in the election of directors, managers or similar governing body or otherwise;

(iii) a sale, transfer, exclusive license, exclusive partnering arrangement or other disposition in a single transaction or series of related transactions of fifty percent (50%) or more of the assets of the Company and its subsidiaries, on a consolidated basis, other than sales of inventory in good faith to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business of the Company and its subsidiaries; and

(iv) a sale, transfer, exclusive license, exclusive partnering arrangement or other disposition in a single transaction or series of related transactions of the Company’s Adlea assets.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.

(d) “Change in Control Proceeds” means, with respect to any Change in Control and without duplication, all cash and the fair market value on the effective date of the Change in Control, as determined in good faith by the Board, of all other property paid or payable directly or indirectly by a third party or the Company to the Company’s stockholders (or to the Company in the case of a Change in Control structured as an asset sale, exclusive license or similar transaction) in consideration for their shares or any debt or equity-linked securities (e.g., warrants and options) held by the Company’s stockholders or any third party debt holders or holders of equity-linked securities (or in consideration of the assets of the Company in the case of a Change in Control structured as an asset sale, exclusive license or similar transaction), including, without limitation, amounts paid into escrow or subject to earn-outs or other contingencies, but expressly excluding (i) amounts payable to financial brokers or advisors in connection with any Change in Control or any other legal, accounting, investment banking, advisory or other third party fees or costs incurred by the Company or its affiliates in connection with the Change in Control, or (ii) the payment of principal and interest (but specifically not including any amount that may be due pursuant to Section 8.2 of the Securities Purchase Agreement, dated January 20, 2009 (the “Purchase Agreement”)) to the holders of those certain Securities issued pursuant to the Purchase Agreement (the “Securities”), or (iii) amounts payable under this Plan. For avoidance of doubt, Change in Control Proceeds shall not include (x) any amounts payable in cash or other consideration under consulting, employment or other arrangements between any acquirer and any employee, former employee, director or consultant of the Company or any of its affiliates for services rendered or to be rendered after the Change in Control or (y) the value of any Company debt repaid or assumed by the acquirer in connection with the Change in Control, other than any amount due pursuant to Section 8.2 of the Purchase Agreement to holders of the Securities.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means Anesiva, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

(h) “Constructive Termination” means a voluntary termination of employment by an Eligible Employee after one of the following is undertaken without the Eligible Employee’s express written consent:

(i) the assignment to the Eligible Employee of any duties or responsibilities which results in a significant diminution in the Eligible Employee’s function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a mere change in the Eligible Employee’s title shall not constitute a Constructive Termination;

(ii) a five percent (5%) or greater reduction by the Company in an Eligible Employee’s annual base salary, as in effect on the effective date of the Change in Control;

(iii) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which an Eligible Employee is participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”); or the taking of any action by the Company that would adversely affect an Eligible Employee’s participation in or reduce the Eligible Employee’s benefits under the Benefit Plans; provided, however, that a “Constructive Termination” shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; or

(iv) a relocation of an Eligible Employee’s business office to a location more than thirty-five (35) miles from the location at which the Eligible Employee performs duties as of the effective date of the Change in Control, except for required travel by the Eligible Employee on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations prior to the Change in Control.

(i) “Covered Termination” means either (A) an Involuntary Termination Without Cause which occurs within three (3) months prior to or twelve (12) months following the effective date of a Change in Control, or (B) a Constructive Termination which occurs within twelve (12) months following the effective date of a Change in Control. Termination of employment of an Eligible Employee due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Eligible Employee immediately prior to the Eligible Employee’s death or disability would have qualified as a Constructive Termination.

(j) “Eligible Employee” means an individual (A) who is employed by the Company as an officer; and (B) who is designated by the Board as an Eligible Employee.

(k) “Entity” means a corporation, partnership or other entity.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Involuntary Termination Without Cause” means an involuntary termination by the Company of an Eligible Employee’s employment relationship with the Company for any reason other than the following:

(i) the Eligible Employee has committed an act that materially injures the business of the Company;

(ii) the Eligible Employee has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom the Eligible Employee reports, without cure within fifteen (15) days following receipt by the Eligible Employee of written notice from the Company or the Board specifying the particulars of the Eligible Employee’s conduct;

(iii) the Eligible Employee has willfully or habitually neglected the Eligible Employee’s duties with the Company, without cure within fifteen (15) days following receipt by the Eligible Employee of written notice from the Company or the Board specifying the particulars of the Eligible Employee’s conduct;

(iv) the Eligible Employee has been convicted of a felony; or

(v) the Eligible Employee has committed a fraud, misappropriation, embezzlement or other act of gross dishonesty that resulted in loss, damage or injury to the Company.

(n) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(o) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(p) “Pro Rata Amount” means the percentage of Change in Control Proceeds for each Eligible Employee designated by the Board.

(q) “Subsidiary” means, with respect to the Company, (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

SECTION 3. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each effected Eligible Employee.

(b) Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(i) With respect to the benefits provided pursuant to Section 4(a)(i):

(1) The employee has executed an individually negotiated employment contract or agreement with the Company relating to change in control benefits (except those provided pursuant to an equity compensation plan or program maintained by the Company) that is in effect on the effective date of a Change in Control and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such employee’s change in control benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(ii) With respect to the benefits provided pursuant to Section 4(a)(ii):

(1) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits (except those provided pursuant to an equity compensation plan or program maintained by the Company) that is in effect on his or her termination date and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such employee’s severance or change in control benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(2) The employee is entitled to receive benefits under another severance benefit plan maintained by the Company (e.g., the Anesiva, Inc. Severance Benefit Plan).

(3) The employee’s employment terminates or is terminated for any reason other than a Covered Termination.

(4) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.

(5) The employee does not confirm in writing that he or she shall be subject to the Company’s proprietary information or confidentiality agreement with the Company.

(6) The employee is rehired by the Company prior to the date benefits under the Plan are scheduled to commence.

(7) The employee is offered an identical or substantially equivalent or comparable position with the Company or a successor pursuant to a Change in Control. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee substantially the same level of responsibility and compensation; provided, however, that an employee shall not be considered to be offered a “substantially equivalent or comparable position” if a voluntary termination by the employee would constitute Constructive Termination.

(c) Termination of Benefits. An Eligible Employee’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving benefits hereunder, the Eligible Employee, without the prior written approval of the Plan Administrator:

(i) With respect to the benefits provided pursuant to Section 4(a)(i):

(1) willfully breaches a material provision of the Eligible Employee’s proprietary information or confidentiality agreement with the Company.

(ii) With respect to the benefits provided pursuant to Section 4(a)(ii):

(1) willfully breaches a material provision of the Eligible Employee’s proprietary information or confidentiality agreement with the Company, as referenced in Section 3(b)(v);

(2) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(3) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4. AMOUNT OF BENEFITS.

(a) Benefits. The Company shall provide benefits to each Eligible Employee in an amount equal to the greater of the amounts set forth in Section 4(a)(i) or 4(a)(ii) set forth below, as applicable.

(i) Cash Payment in a Change in Control. In the event a Change in Control occurs, the Company shall provide the benefits in this Section 4(a)(i).

(1) In the event Change in Control Proceeds are less than or equal to $30,000,000, such Eligible Employee’s Pro Rata Amount of an aggregate of 9.0% of the Change in Control Proceeds;

(2) In the event Change in Control Proceeds are greater than $30,000,000 but less than or equal to $50,000,000, such Eligible Employee’s Pro Rata Amount of an aggregate of 10.0% of the Change in Control Proceeds;

(3) In the event Change in Control Proceeds are greater than $50,000,000 but less than or equal to $100,000,000, such Eligible Employee’s Pro Rata Amount of an aggregate of 11.0% of the Change in Control Proceeds; or

(4) In the event Change in Control Proceeds are greater than $100,000,000, such Eligible Employee’s Pro Rata Amount of an aggregate of 12.0% of the Change in Control Proceeds.

(ii) Benefits in Connection with a Covered Termination. In the event an Eligible Employee’s employment with the Company terminates due to a Covered Termination, the Company shall provide the benefits in this Section 4(a)(ii).

(1) Cash Severance Benefits. The Company shall make cash severance payments to each Eligible Employee in an amount equal to the following:

a. For the CEO (i) two times the Eligible Employee’s Base Salary, as in effect on the date of a Covered Termination, or, if higher, as in effect immediately prior to the Change in Control, plus (ii) the Eligible Employee’s maximum annual target cash bonus, as in effect on the date of a Covered Termination, or, if higher, as in effect immediately prior to the Change in Control (the “Target Bonus”).

b. For officers other than the CEO (i) one times the Eligible Employee’s Base Salary, as in effect on the date of a Covered Termination, or, if higher, as in effect immediately prior to the Change in Control, plus (ii) the Eligible Employee’s Target Bonus, as defined above

(2) Health Continuation Coverage.

a. Provided that the Eligible Employee is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, each such Eligible Employee shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the Eligible Employee’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage for a period of six (6) months following the date of the Covered Termination, with such coverage counted as coverage pursuant to COBRA.

b. No such premium payments (or any other payments for health, dental, or vision coverage by the Company) shall be made following the effective date of the Eligible Employee’s coverage by a health, dental, or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Plan Administrator immediately if the Eligible Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer. Upon the conclusion of such period of insurance premium payments made by the Company, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

c. For purposes of this Section 4(a)(ii)(2), (A) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

(3) Outplacement Assistance. Each Eligible Employee shall receive outplacement services for a period of three months to assist the Eligible Employee in finding new employment. Such services shall commence not later than three months after the Eligible Employee’s termination date.

(4) Other Employee Benefits. All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Eligible Employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

(5) Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a)(ii)(1), 4(a)(ii)(2), and 4(a)(ii)(3) to Eligible Employees or employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (with the exception of Sections 4(a)(ii)(1), 4(a)(ii)(2), and 4(a)(ii)(3)) shall be deemed to refer to such Non-Eligible Employee.

SECTION 5. LIMITATIONS ON BENEFITS.

(a) Release. In order to be eligible to receive benefits under Section 4 of the Plan, an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate, and such release must become effective in accordance with its terms. Unless a Change in Control has occurred, the Plan Administrator, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(b) Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce an Eligible Employee’s benefits, in whole or in part, by any other benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with a Change in Control or the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided in Section 4(a)(ii) under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(c) Parachute Payments. Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any payment or benefit the Eligible Employee would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Eligible Employee with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(d) Mitigation. Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company, except for health continuation coverage provided pursuant to Section 4(a)(ii)(2).

(e) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Eligible Employee is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and change in control benefits to Eligible Employees pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which an Eligible Employee may be entitled for the period ending with the Eligible Employee’s Covered Termination.

SECTION 6. TIME OF PAYMENT AND FORM OF BENEFITS.

(a) General Rules. The Plan Administrator reserves the right to determine whether cash severance benefits under the Plan pursuant to Section 4(a)(ii), if any, shall be paid in a single lump sum or in installments, or in any other form, and to choose the timing of such payments. Benefits pursuant to Section 4(a)(i) shall be paid on the same schedule and under the same terms and condition as apply to payments to secured debtholders and stockholders of the Company in the Change in Control. In no event shall payment of any benefit pursuant to Section 4(a)(ii) be made prior to the Eligible Employee’s termination date or prior to the effective date of the release described in Section 5(a).

(b) Application of Section 409A. In the event that (i) any benefit provided under Section 4(a)(i), (ii) cash severance benefit provided under Section 4(a)(ii)(1), (iii) the health continuation coverage provided under Section 4(a)(ii)(2), or (iv) the outplacement benefit provided under Section 4(a)(ii)(3), fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Plan Administrator may attach conditions to or adjust the amounts paid pursuant to this Section 6(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(b); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code. Payments pursuant to Section 4(a)(i) shall be paid, if at all, no later than five years after the consummation of the Change in Control. No Eligible Employee shall have the right to receive payments pursuant to Section 4(a)(i) more than five years after the consummation of the Change in Control. It is the intention that payments hereunder shall be paid pursuant to Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). The Plan Administrator should interpret this Plan in compliance with Section 409A of the Code.

(c) Tax Withholding. All such payments under the Plan will be subject to applicable withholding for federal, state and local income and employment taxes.

(d) Indebtedness of Eligible Employees. If an Eligible Employee is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 7. REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Sections 4(a)(ii)(1), 4(a)(ii)(2), and 4(a)(ii)(3) have been paid, the Plan Administrator, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

SECTION 8. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control or a Covered Termination as to any Eligible Employee who would be adversely affected by such amendment or termination unless such Eligible Employee consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by the Plan Administrator.

SECTION 9. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 10. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 11. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 13(d).

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Anesiva, Inc.

Attn: Chief Executive Officer

650 Gateway Boulevard

South San Francisco, CA 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 12. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0503399. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Anesiva, Inc.

Attn: Chief Executive Officer

650 Gateway Boulevard

South San Francisco, CA 94080

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Anesiva, Inc.

Attn: Chief Executive Officer

650 Gateway Boulevard

South San Francisco, CA 94080

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 624-9600. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 14. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Anesiva, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

(i) If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(iv) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 15. GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 11(a) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 16. EXECUTION.

To record the adoption of the Plan as set forth herein, Anesiva, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

ANESIVA, INC.

By:	/s/ Michael L. Kranda

Title:	Chief Executive Officer

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Anesiva, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Anesiva, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a)

1

For Employees Age 40 or Older

Individual Termination

my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:
Date:

2

For Employees Age 40 or Older

Group Termination

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Anesiva, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Anesiva, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

1

For Employees Age 40 or Older

Group Termination

I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

2

EXHIBIT C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Anesiva, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Anesiva, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

1

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

2